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                                                                      EXHIBIT 11
                     FIRST TENNESSEE NATIONAL CORPORATION
                          PRIMARY EARNINGS PER SHARE
                     AND FULLY DILUTED EARNINGS PER SHARE



                                                                    Twelve Months Ended
                                                                        December 31
                                                      --------------------------------------------
Computation for Statements of Income:                      1994            1993            1992
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
Per statements of income (Thousands):
  Net income                                           $   146,349     $   106,082     $    90,421
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Per statements of income:
  Weighted average shares outstanding                   32,114,076      32,031,123      30,219,758
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Primary earnings per share (a):
  Net income                                           $      4.56     $      3.31     $      2.99
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Additional Primary computation
-------------------------------------------
Adjustment to weighted average shares
  outstanding:
  Weighted average shares outstanding
    per primary computation above                       32,114,076      32,031,123      30,219,758
  Add dilutive effect of outstanding
    options (as determined by the
    application of the treasury stock
    method)                                                497,477         503,103         530,044
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  Weighted average shares outstanding,
    as adjusted                                         32,611,553      32,534,226      30,749,802
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Primary earnings per share, as adjusted (b):
  Net income                                           $      4.49     $      3.26     $      2.94
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Additional Fully Diluted Computation
-------------------------------------------
Adjustment to weighted average share
  outstanding:
  Weighted average shares outstanding
    per primary computation above                       32,611,553      32,534,226      30,749,802
  Additional dilutive effect of outstanding
    options (as determined by the application
    of the treasury stock method)                           12,628          11,970          36,751
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  Weighted average shares outstanding,
    as adjusted                                         32,624,181      32,546,196      30,786,553
==================================================================================================
Fully diluted earnings per share, as adjusted (b):
  Net income                                           $      4.49     $      3.26     $      2.94
==================================================================================================

(a)  These figures agree with the related amounts in the statements of income.
(b) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.